Exhibit 10.24

PLEDGE AND SECURITY AGREEMENT

dated April 16, 2014

by and among

LENDINGCLUB CORPORATION

The GRANTORS Referred to Herein

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Collateral Agent

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SCHEDULES

SCHEDULE 3.2	ORGANIZATIONAL INFORMATION
SCHEDULE 3.3	FILINGS
SCHEDULE 3.6	CONTROL ACCOUNTS; DEPOSIT ACCOUNTS; PLEDGED COLLATERAL
SCHEDULE 3.7	INTELLECTUAL PROPERTY

EXHIBITS

EXHIBIT A	FORM OF CONTROL ACCOUNT AGREEMENT
EXHIBIT B	FORM OF DEPOSIT ACCOUNT CONTROL AGREEMENT
EXHIBIT C	FORM OF SECURITY SUPPLEMENT
EXHIBIT D	FORM OF JOINDER AGREEMENT
EXHIBIT E	FINANCING STATEMENTS
EXHIBIT F-1	FORM OF PATENT SECURITY AGREEMENT
EXHIBIT F-2	FORM OF TRADEMARK SECURITY AGREEMENT
EXHIBIT F-3	FORM OF COPYRIGHT SECURITY AGREEMENT

ii

PREAMBLE

This PLEDGE AND SECURITY AGREEMENT, dated April 16, 2014 (as amended and/or restated, supplemented, or otherwise modified from time to time, this “Agreement”), among LENDINGCLUB CORPORATION, a Delaware corporation (the “Borrower”), each of the other entities that are signatories hereto as a “Grantor” (collectively, with the Borrower and any Additional Grantors (as defined herein), the “Grantors”, and each a “Grantor”) and MORGAN STANLEY SENIOR FUNDING, INC., as collateral agent for the Secured Parties (herein in such capacity, the “Collateral Agent”).

RECITALS

1.	The BORROWER, the GUARANTORS (as defined therein), the LENDERS from time to time party thereto, MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent (in such capacity, the “Administrative Agent”), the other agents party thereto and the COLLATERAL AGENT have entered into a Credit and Guaranty Agreement, dated as of the date hereof (as amended and/or restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

2.	The Credit Agreement requires each Grantor to deliver a duly executed copy of this Agreement as a condition precedent to the initial extensions of credit thereunder.

In consideration of the premises and for other valuable consideration, the receipt and sufficiency of which the parties hereto hereby acknowledge, each Grantor and the Collateral Agent, on behalf of itself and each Secured Party (and each of their respective permitted successors, assigns and novatees), hereby agree as follows:

SECTION 1

DEFINITIONS; RULES OF INTERPRETATION

Section 1.1	Definition of Terms Used Herein

Unless the context otherwise requires, all capitalized terms used but not defined herein have the meanings set forth in the Credit Agreement.

Section 1.2	UCC

Terms used herein that are defined in the UCC but not defined herein have the meanings given to them in the UCC (and if defined in more than one Article of the UCC, shall have the meaning given in Article 8 or 9 thereof), including the following which are capitalized herein:

Account Debtor

Account

Certificate of Title

Certificated Security

Chattel Paper

Commercial Tort Claim

Commodity Account

Commodity Contract

Commodity Intermediary

Deposit Account

Document

Electronic Chattel Paper

Equipment

Fixtures

General Intangible

Goods

Instrument

Inventory

Investment Property

Jurisdiction of Organization

Letter-of-Credit Right

Money

Payment Intangible

Proceeds

Record

Securities Account

Securities Intermediary

Security

Security Entitlement

Supporting Obligation

Tangible Chattel Paper

Uncertificated Security

Section 1.3	General Definitions In this Agreement:

“Accounts Receivable” means (a) all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Property, together with all right, title and interest, if any, in any goods or other property giving rise to such right to payment, including any rights to stoppage in transit, replevin, reclamation and resales, and all related security interests, Liens and pledges, whether voluntary or involuntary, in each case whether now existing or owned or hereafter arising or acquired, and all Collateral Support and Supporting Obligations related to the foregoing and (b) rights to receive amounts payable under the following:

(i)	any and all rights to license products retained by any Grantor;

(ii)	all sales, leases or licenses of any other goods or products or the rendering of any other services and all collateral security and guaranties of any kind given by any person with respect to any of the foregoing;

(iii)	any and all tax refunds and tax refund claims; and

(iv)	all money, reserves and property relating to any of the foregoing whether now or at any time hereafter in the possession or under the control of any Grantor or any agent or custodian for any Grantor.

Notwithstanding the foregoing, the term “Accounts Receivable” shall not include Member Promissory Notes or the proceeds thereof, but, for greater certainty, shall include any and all fees of the Grantors associated therewith.

“Additional Grantor” has the meaning assigned to such term in Section 5.2.

“Agreement” has the meaning assigned to such term in the Preamble.

“Cash Collateral Account” means any Deposit Account or Securities Account established by the Collateral Agent in which cash and Permitted Investments may from time to time be on deposit or held therein as provided herein.

“Clearing Account” has the meaning assigned to such term in clause (d) of the definition of “Excluded Deposit Account.”

“Collateral” has the meaning assigned to such term in Section 2.1, subject to the limitations set forth in Section 2.2.

“Collateral Agent” has the meaning assigned to such term in the Preamble.

“Collateral Support” means all property (real or personal) collaterally assigned, hypothecated or otherwise securing any Collateral described in Section 2.1(a) through (p) and includes any security agreement or other agreement granting a Lien in such real or personal property.

“Compliance Certificate” means a certificate delivered pursuant to Section 5.01(d) of the Credit Agreement.

“Contracts” means all contracts, leases and other agreements entered into by any Grantor.

“Control Account” means a Securities Account or a Commodity Account maintained by any Grantor with a Securities Intermediary or Commodity Intermediary which account is the subject of an effective Control Account Agreement, and includes all financial assets held therein and all certificates and Instruments, if any, representing or evidencing such Control Account.

“Control Account Agreement” means a control account agreement substantially in the form of Exhibit A to this Agreement (with such changes as may be agreed to by the Collateral Agent in its sole discretion) or in another form approved by the Collateral Agent in its sole discretion (such approval not to be unreasonably withheld or delayed), executed by any Grantor and the Collateral Agent and acknowledged and agreed to by the relevant Securities Intermediary or Commodity Intermediary.

“Copyright Licenses” means any and all agreements, licenses (whether a Grantor is licensee or licensor, thereunder) and covenants to which any Grantor is a party (whether or not in writing) providing for the granting of any right in or to any Copyright or otherwise providing for a covenant not to sue for infringement or other violation of any Copyright and all renewals and extensions thereof and all rights of any Grantor under any such agreements, licenses and covenants, including without limitation the agreements referred to in Schedule 3.7 hereto under the heading “Copyright Licenses” (as such schedule may be amended or supplemented from time to time).

“Copyrights” means (i) all United States and foreign copyrights, including but not limited to copyrights in software and all rights in and to databases, all designs (including but not limited to industrial designs, protected designs within the meaning of 17 U.S.C. § 1301 et seq. and community designs), and all mask works (as defined in 17 U.S.C. § 901(a)(1)), whether statutory or common law, whether registered or unregistered and whether published or unpublished, as well as all moral rights, reversionary interests, and termination rights, now or hereafter in force throughout the world, and, with respect to any and all of the foregoing: (i) all registrations and applications therefor including, without limitation, the registrations referred to in Schedule 3.7 hereto under the heading “Copyrights” (as such schedule may be amended or supplemented from time to time), (ii) all extensions and renewals thereof, (iii) the right to sue or otherwise recover for past, present or future infringements, misappropriations, or other violations of any of the foregoing, and (iv) all Proceeds of the foregoing, including, without limitation, licenses, royalties, fees, income, payments, claims, damages and proceeds of suit, and (v) all other rights and privileges of any kind accruing thereunder or pertaining thereto throughout the world.

“Credit Agreement” has the meaning assigned to such term in the Recitals.

“Deposit Account Control Agreement” means a deposit account control agreement substantially in the form of Exhibit B to this Agreement (with such changes as may be agreed to by the Collateral Agent in its sole discretion) or in another form approved by the Collateral Agent (such approval not to be unreasonably withheld or delayed), executed by any Grantor and the Collateral Agent and acknowledged and agreed to by the relevant depositary institution.

“Dividends” means, in relation to any Stock, all present and future: (a) dividends and distributions of any kind and any other sum received or receivable in respect of such Stock, (b) rights, shares, money or other assets accruing or offered by way of redemption, substitution, exchange, bonus, option, preference or otherwise in respect of such Stock, (c) allotments, offers and rights accruing or offered in respect of such Stock and (d) other rights and assets attaching to, deriving from or exercisable by virtue of the ownership of, such Stock.

“Excluded Assets” means, collectively, (a) motor vehicles and other equipment for which Certificates of Title have been issued, (b) Letter-of-Credit Rights not constituting Supporting Obligations, (c) all leasehold interests in real property (other than fixtures) and all fee interests in real property (other than fixtures) with a fair market value of less than $1,000,000 for any individual site (or multiple contiguous sites), (d) (i) any asset or property right of Grantor of any nature if the grant of such security interest shall constitute or result in (A) the abandonment, invalidation or unenforceability of such asset or property right or such Grantor’s loss of use of such asset or property right or (B) a breach, termination or default under any lease, license, contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy

Code) or principles of equity, unless a grant of a security interest therein would create a violation of, or a right of termination under, such lease, license, contract or agreement) to which such Grantor is party and (ii) any asset or property right of Grantor of any nature to the extent that any applicable law or regulation prohibits the creation of a security interest thereon (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity); provided that in any event, immediately upon the ineffectiveness, lapse or termination of any such provision or prohibition described in clauses (d)(i) and (d)(ii), the term “Excluded Assets” shall not include all such rights and interests, (e) Equity Interests in any person other than a wholly owned Subsidiary to the extent the pledge of such Equity Interests is not permitted by the terms of such person’s organizational documents or any joint venture documents (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity), (f) any Stock, Partnership interest or membership interest which is specifically excluded from the definition of Pledged Stock, Pledged Partnership Interests, or Pledged LLC Interests by virtue of the proviso to the respective definition thereof, (g) any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use application or any registration that issues from such intent-to-use application under applicable federal law, (h) any Commercial Tort Claims, (i) the Equity Interests in any Unrestricted Subsidiary, (j) any ITF Account, (k) any Clearing Account, (l) the WebBank Collateral Account, (m) each Member Promissory Note (other than any Member Promissory Note which corresponds to a Repurchased Note held by a Grantor or represents a Repurchased Loan held by a Grantor), (n) any Third Party Cash Collateral Account, and (o) any tangible or intangible assets of a Grantor identified in a writing signed by the Collateral Agent as to which the cost of obtaining a security interest therein is excessive in relation to the benefit to the Secured Parties of the security to be afforded thereby, as reasonably determined by the Collateral Agent, in consultation with the Borrower; provided that in any event, any Fee Account shall be included in the Collateral and shall not constitute “Excluded Assets.”

“Excluded Deposit Account” means any Deposit Account (a) used exclusively for payroll, payroll taxes or other employee wage and benefit payments, (b) having an average monthly credit balance equal to or less than $250,000 individually and an aggregate balance in all such accounts equal to or less than $500,000, (c) that is a demand deposit account, maintained by the Borrower but held “in trust for” the Borrower’s investors for the purpose of investing in Member Payment Dependent Notes and/or Trust Certificates and is listed on Schedule 3.6 hereto and designated with two asterisks as an ITF Account (as such schedule may be amended, supplemented or otherwise modified from time to time pursuant to a Security Supplement in accordance with this Agreement) or identified as an ITF Account in any notice delivered to the Collateral Agent pursuant to Section 4.7(d)(ii) (any such Deposit Account, an “ITF Account”), (d) that is a demand deposit account, maintained by the Borrower, in which funds are (i) received from the Borrower’s investors and held pending investment or (ii) received from members in connection with Member Loans and held pending payment to investors of the corresponding

Member Payment Dependent Notes and/or Trust Certificates and is listed on Schedule 3.6 hereto and designated with three asterisks as a Clearing Account (as such schedule may be amended, supplemented or otherwise modified from time to time pursuant to a Security Supplement in accordance with this Agreement) or identified as a Clearing Account in any notice delivered to the Collateral Agent pursuant to Section 4.7(d)(ii) (any such Deposit Account, a “Clearing Account”), (e) the funds in which are subject to a Lien that is permitted by Section 6.02(q) of the Credit Agreement and is listed on Schedule 3.6 hereto and designated with four asterisks as a Third Party Cash Collateral Account (as such schedule may be amended, supplemented or otherwise modified from time to time pursuant to a Security Supplement in accordance with this Agreement) or identified as a Third Party Cash Collateral Account in any notice delivered to the Collateral Agent pursuant to Section 4.7(d)(ii) (any such Deposit Account, a “Third Party Cash Collateral Account”), or (f) that is an account held by WebBank to secure the Borrower’s obligations under the WebBank Agreements and is listed on Schedule 3.6 hereto and is designated with five asterisks as the WebBank Collateral Account (the “WebBank Collateral Account”); provided that in any event, any Fee Account shall be included in the Collateral and shall not constitute “Excluded Deposit Accounts.”

“Fee Accounts” mean (i) account number 3300908793, in the name of the Borrower, maintained with Silicon Valley Bank, (ii) account number 4124815531, in the name of LC Advisors, LLC, maintained with Wells Fargo Bank, National Association, (iii) any Control Accounts or Deposit Accounts subject to Deposit Account Control Agreements which are designated by the Borrower as “Fee Accounts” (with prompt written notice thereof to the Collateral Agent), and (iv) any successors, substitutes, renewals or rollovers of the above accounts in (i) through (iii), as such accounts may be renumbered or retitled.

“Grantor” has the meaning assigned to such term in the Preamble.

“Insurance” means all contracts and policies of insurance of any kind now or in the future taken out by or on behalf of any Grantor or (to the extent of such Grantor’s interest) in which it now or in the future has an interest.

“Intellectual Property” means, collectively, all rights, priorities and privileges relating to intellectual property, whether arising under the United States, multinational or foreign laws or otherwise, including without limitation, all Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, Trade Secrets, Trade Secret Licenses, intangible rights in software and databases not otherwise included in the foregoing, and the right to sue at law or in equity or otherwise recover for any past, present or future infringement, dilution, misappropriation, breaches or other violation or impairment thereof, including the right to receive all Proceeds therefrom, including without limitation license fees, royalties, income, payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto.

“Intellectual Property Registry” means the United States Patent and Trademark Office, the United States Copyright Office, any state intellectual property registry, any foreign counterpart of any of the foregoing or any successor to any of the foregoing.

“Intellectual Property Security Agreement” has the meaning assigned to such term in Section 4.8(a).

“ITF Account” has the meaning assigned to such term in clause (c) of the definition of “Excluded Deposit Account”.

“Joinder Agreement” means a joinder agreement, substantially in the form of Exhibit D to this Agreement, executed by an Additional Grantor and delivered to the Collateral Agent.

“LLC” means (a) as of the date of this Agreement, any limited liability company set forth on Schedule 3.6 hereto and (b) any limited liability company in which any Grantor acquires an interest after the date of this Agreement (as such schedule may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement).

“LLC Agreement” means the limited liability company agreement or such analogous agreement governing the operation of any LLC.

“Member Promissory Note” means any promissory note, electronic or tangible, indorsed to the Borrower and representing a Member Loan that is facilitated by the Borrower’s lending platform; provided that such promissory note corresponds with one or more Member Payment Dependent Notes or Trust Certificates.

“Partnership” means (a) as of the date of this Agreement, any partnership set forth on Schedule 3.6 hereto and (b) any partnership in which any Grantor acquires an interest after the date of this Agreement (as such schedule may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement).

“Partnership Agreement” means the partnership agreement of any Partnership or such analogous agreement governing the operation of any Partnership.

“Patent Licenses” means all agreements, licenses (whether a Grantor is licensee or licensor thereunder) and covenants to which any Grantor is a party (whether or not in writing) providing for the granting of any right in or to any Patent or otherwise providing for a covenant not to sue for infringement or other violation of any Patent and all extensions and renewals thereof and all rights of any Grantor under any such agreements, licenses and covenants, including without limitation the agreements referred to in Schedule 3.7 hereto under the heading “Patent Licenses” (as such schedule may be amended from time to time).

“Patents” means all United States and foreign patents, certificates of invention or similar industrial property right, and applications for any of the foregoing, throughout the world, including, without limitation: (i) each patent and patent application referred to in Schedule 3.7 hereto under the heading “Patents” (as such schedule may be amended from time to time), (ii) all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the foregoing, (iii) the right to sue or otherwise recover for past, present or future infringements, misappropriations or other violations of any of the foregoing, (iv) all Proceeds of the foregoing, including licenses, royalties, fees, income, payments, claims, damages and proceeds of suit, and (v) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Permitted Lien” means each of the Liens permitted pursuant to Section 6.02 of the Credit Agreement.

“Pledged Collateral” means, collectively, the Pledged Notes, the Pledged Stock, the Pledged Partnership Interests, the Pledged LLC Interests, any other Investment Property of any Grantor to the extent that the same constitutes Collateral (subject to Section 2.2 hereof), all certificates or other instruments representing any of the foregoing, all Security Entitlements of any Grantor in respect of any of the foregoing and all Dividends, interest distributions, cash, warrants, rights, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing. Pledged Collateral may be General Intangibles, Investment Property, Instruments or any other category of Collateral.

“Pledged LLC Interests” means all of any Grantor’s right, title and interest as a member of any LLC and all of such Grantor’s right, title and interest in, to and under any LLC Agreement to which it is a party, to the extent that the same constitutes Collateral (subject to Section 2.2 hereof); provided that “Pledged LLC Interest” shall not include more than 65% of the total outstanding voting membership interest of any Foreign Subsidiary.

“Pledged Notes” means all of any Grantor’s right, title and interest in each Instrument evidencing Indebtedness (other than Member Payment Dependent Notes or Trust Certificates, but including Repurchased Loans) with an outstanding principal balance of $250,000 or more owed to such Grantor, and all cash, Instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Indebtedness.

“Pledged Partnership Interests” means all of any Grantor’s right, title and interest as a limited and/or general partner in any Partnership and all of such Grantor’s right, title and interest in, to and under any Partnership Agreement to which it is a party to the extent that the same constitutes Collateral (subject to Section 2.2 hereof); provided that “Pledged Partnership Interest” shall not include more than 65% of the total outstanding voting Partnership interest of any Foreign Subsidiary.

“Pledged Stock” means (a) as of the date of this Agreement, the shares of Stock listed on Schedule 3.6 hereto (as such schedule may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement) and (b) any shares of Stock in which any Grantor acquires an interest after the date of this Agreement, in each case to the extent that the same constitutes Collateral (subject to Section 2.2 hereof); provided that “Pledged Stock” shall not include more than 65% of the total outstanding voting Stock of any Foreign Subsidiary.

“Secured Obligations” has the meaning assigned to such term in Section 2.1.

“Secured Parties” means, collectively, (a) each Agent, each Lender and each Indemnitee, (b) each Lender Counterparty (i) on the Effective Date, in the case of a Swap Agreement existing on the Effective Date, or (ii) at the date of entering into such Swap Agreement, in the case of a Swap Agreement entered into after the Effective Date, and (c) the permitted successors, assigns and novatees of each of the foregoing.

“Security Interest” means, collectively, the continuing security interests in the Collateral granted to the Collateral Agent for the benefit of the Secured Parties pursuant to Section 2.1.

“Security Supplement” means any supplement to this Agreement in substantially the form of Exhibit C, executed by a Responsible Officer of the applicable Grantor.

“Stock” means shares of capital stock (whether denominated as common stock or preferred stock) of or in a corporation, whether voting or non-voting and all rights to subscribe for, purchase or otherwise acquire any of the foregoing.

“Third Party Cash Collateral Account” has the meaning assigned to such term in clause (e) of the definition of “Excluded Deposit Account”.

“Trade Secret Licenses” means any and all agreements, licenses (whether a Grantor is licensee or licensor thereunder) and covenants to which Grantor is a party (whether or not in writing) providing for the granting of any right in or to Trade Secrets and all extensions and renewals thereof and all rights of any Grantor under any such agreements, licenses and covenants, including without limitation the agreements referred to in Schedule 3.7 hereto under the heading “Trade Secret Licenses” (as such schedule may be amended or supplemented from time to time).

“Trade Secrets” means all trade secrets and all other confidential or proprietary information and know-how and processes, designs, inventions, software, technology, and compilations, data, databases, and computer programs (whether in source code, object code, or other form) and all documentation (including without limitation user manuals and training materials) related thereto, and proprietary methodologies, algorithms, and information, and any other intangible rights, to the extent not covered by the definitions of Patents, Trademarks and Copyrights, whether or not reduced to a writing or other tangible form, including all documents and things embodying, incorporating or referring in any way to the foregoing, and with respect to any and all of the foregoing: (i) the right to sue or otherwise recover for past, present or future infringements, misappropriations, and other violations thereof, (ii) all Proceeds of the foregoing, including, without limitation, licenses, royalties, fees, income, payments, claims, damages and proceeds of suit, and (iii) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“Trademark Licenses” means any and all agreements, licenses (whether a Grantor is licensee or licensor thereunder) and covenants to which any Grantor is a party (whether or not in writing) providing for the granting of any right in or to any Trademark or otherwise providing for a covenant not to sue for infringement dilution or other violation of any Trademark or permitting co-existence with respect to a Trademark and any and all extensions and renewals thereof and all rights of any Grantor under any such agreements, licenses and covenants, including without limitation the agreements referred to in Schedule 3.7 hereto under the heading “Trademark Licenses” (as such schedule may be amended or supplemented from time to time).

“Trademarks” means all United States, state and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, Internet domain names, trade dress, service marks, certification marks, collective marks and logos, words, terms, names, symbols, designs any other source or business identifiers, and general intangibles of a like nature, all registrations and applications for any of the foregoing, whether registered or unregistered, and whether or not established or registered in an Intellectual Property Registry in any country or any political subdivision thereof, and with respect to any and all of the foregoing: (i) all common law rights related thereto, (ii) the trademark registrations and applications referred to in Schedule 3.7 hereto under the heading “Trademarks” (as such schedule may be amended or supplemented from time to time), (iii) all extensions, continuations, reissues or renewals of any of the foregoing, (iv) all goodwill connected with the use of and symbolized by the foregoing, (v) the right to sue or otherwise recover for past, present or future infringements, misappropriations, dilutions or other violations of any of the foregoing or for any injury to goodwill, (vi) all Proceeds of the foregoing, including, without limitation, licenses, royalties, fees, income, payments, claims, damages and proceeds of suit, and (vii) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

“UCC” means the Uniform Commercial Code enacted in the State of New York, as amended from time to time; provided that if by reason of mandatory provisions of law, the perfection, the effect of perfection or non-perfection or priority of, or remedies with respect to a security interest is governed by the Uniform Commercial Code or other personal property security laws of any jurisdiction other than New York, “UCC” shall mean the Uniform Commercial Code or other personal property security laws as in effect in such other jurisdiction solely for the purposes of the provisions hereof relating to such perfection, priority or remedies and for the definitions related to such provisions.

“WebBank” means WebBank, a Utah-chartered industrial bank having its principal location in Salt Lake City, Utah.

“WebBank Agreements” means (i) that certain Second Amended and Restated Loan Account Program Agreement, dated as of February 28, 2014, between the Borrower and WebBank and (ii) that certain Second Amended and Restated Loan Sale Agreement, dated as of February 28, 2014, between the Borrower and WebBank, each as amended from time to time.

“WebBank Collateral Account” has the meaning assigned to such term in clause (f) of the definition of “Excluded Deposit Account”.

Section 1.4 Rules of Interpretation

The rules of interpretation specified in Section 1.03 of the Credit Agreement shall be applicable to this Agreement; provided that, unless the context requires otherwise, all references herein to Sections, Schedules and Exhibits shall be construed to refer to Sections of, Schedules of and Exhibits to, this Agreement. Unless otherwise specified, the Schedules and Exhibits to this Agreement, in each case as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, are incorporated herein by reference. Other than Sections 1.4 and 2.1 hereof, if any conflict or inconsistency exists between this Agreement and the Credit Agreement, the Credit Agreement shall govern. If any conflict or inconsistency exists between this Agreement and any Loan Document other than the Credit Agreement, this Agreement shall govern. All references herein to provisions of the UCC include all successor provisions under any subsequent version or amendment to any Article of the UCC.

SECTION 2

GRANT OF SECURITY

Section 2.1	Grant of Security

As security for the prompt and complete payment and performance in full when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code) of all Obligations (other than Excluded Swap Obligations) at any time owed or owing to the Secured Parties (or any of them) (collectively, the “Secured Obligations”), each Grantor hereby pledges and grants to the Collateral Agent, for its benefit and for the benefit of the Secured Parties, a continuing security interest in and Lien on all of its right, title and interest in, to and under the following, in each case whether now owned or existing or hereafter acquired or arising and wherever located (collectively, the “Collateral”):

(a)	all Accounts;

(b)	all Chattel Paper;

(c)	all Contracts;

(d)	all Documents;

(e)	all General Intangibles, including without limitation all Intellectual Property owned by such Grantor and that portion of the Pledged Collateral constituting General Intangibles;

(f)	all Goods whether tangible or intangible, wherever located, including without limitation all Inventory, Equipment, Fixtures, and Money;

(g)	all Instruments, including without limitation that portion of the Pledged Collateral constituting Instruments;

(h)	all cash and Deposit Accounts, including without limitation all Cash Collateral Accounts constituting Deposit Accounts;

(i)	all Insurance;

(j)	all Investment Property, including without limitation all Control Accounts, all Cash Collateral Accounts constituting Investment Property and that portion of the Pledged Collateral constituting Investment Property;

(k)	all Accounts Receivable;

(l)	all Pledged Stock, Pledged Partnership Interests and Pledged LLC Interests;

(m)	all books and Records;

(n)	all Money or other property of any kind which is received by such Grantor in connection with refunds with respect to taxes, assessments and governmental charges imposed on such Grantor or any of its property or income;

(o)	all causes of action and all Money and other property of any kind received therefrom, and all Money and other property of any kind recovered by any Grantor;

(p)	all Collateral Support and Supporting Obligations relating to any of the foregoing; and

(q)	all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for and rents, profits and products of or in respect of any of the foregoing, and any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to any Grantor from time to time with respect to the foregoing.

Section 2.2	Certain Exclusions

Notwithstanding anything herein to the contrary, in no event shall the term “Collateral” include, and no Grantor shall be deemed to have granted a Security Interest in, any of its right, title or interest in any Excluded Assets (but only for so long as such property shall constitute Excluded Assets); provided that, in any event, the Pledged Stock, Pledged Partnership Interests, and Pledged LLC Interests identified on Schedule 3.6 hereto shall constitute “Collateral”.

Section 2.3	Grantors Remain Liable

(a)	Anything contained herein to the contrary notwithstanding, subject to the terms of the Credit Agreement:

(i)	each Grantor shall remain liable under any contracts and agreements included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed;

(ii)	the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under any contracts and agreements included in the Collateral; and

(iii)	neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any contracts and agreements included in the Collateral by reason of this Agreement, nor shall the Collateral Agent or any other Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

(b)	Neither the Collateral Agent nor any other Secured Party nor any purchaser at a foreclosure sale under this Agreement shall be obligated to assume any obligation or liability under any contracts and agreements included in the Collateral unless the Collateral Agent, such other Secured Party or such purchaser, as the case may be, otherwise expressly agrees in writing to assume any or all of said obligations.

SECTION 3

REPRESENTATIONS AND WARRANTIES

Each Grantor represents and warrants to the Collateral Agent and the other Secured Parties, on and as of the Effective Date, that:

Section 3.1	Title

Such Grantor owns the Collateral purported to be owned by it free and clear of any and all Liens, other than Permitted Liens. Such Grantor has not filed or consented to the filing of (a) any financing statement or analogous document under the UCC or any other applicable laws covering any Collateral, (b) any assignment in which such Grantor assigns any Collateral or any security agreement or similar instrument granting a security interest in any Collateral with any Intellectual Property Registry in any jurisdiction or (c) any assignment in which such Grantor assigns any Collateral or any security agreement or similar instrument covering any Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for (x) filings with respect to Permitted Liens and (y) any financing statement or analogous document, assignment, security agreement or similar instrument or Record evidencing Liens being terminated on or prior to the date hereof.

Section 3.2	Names, Locations

(a)	Schedule 3.2 hereto sets forth with respect to such Grantor under the heading “Names”, (i) its exact legal name, as such name appears in the public record of its Jurisdiction of Organization which shows such Grantor to have been organized, (ii) each other legal name that such Grantor has had in the past five years, together with the date of the relevant change (if applicable), (iii) the United States federal employer identification number of such Grantor (if any) and (iv) the jurisdiction of organization of such Grantor and its organizational identification number or statement that such Grantor has no such number.

(b)	Schedule 3.2 hereto sets forth with respect to such Grantor under the heading “Locations”, the chief executive office and “location” (within the meaning of Section 9-307 of the UCC) of such Grantor. Except as set forth on Schedule 3.2 hereto under the heading “Changes in Jurisdiction of Organization, Chief Executive Office, “Location” Under Section 9-307 of the UCC, Identity or Organizational Structure”, such Grantor has not changed its jurisdiction of organization, chief executive office or other such “location” in the past five years.

(c)

Except as set forth on Schedule 3.2 hereto under the heading “Changes in Jurisdiction of Organization, Chief Executive Office, “Location” Under Section 9-307 of the UCC, Identity or Organizational Structure”, such Grantor has not changed its identity or organizational structure in any way in the past five years.

Changes in identity or organizational structure would include mergers, consolidations and acquisitions, as well as any change in the form or jurisdiction of organization of such Grantor. If any such change has occurred, Schedule 3.2 hereto sets forth the date of such change and the exact legal name of each acquiree or constituent party to a merger or consolidation.

Section 3.3	Filings, Consents

Attached hereto as Exhibits E, F-1, F-2 and F-3 are copies of all UCC financing statements (including fixture filings, if any) and/or any filings required to be made in each relevant Intellectual Property Registry, as applicable, or other appropriate filings, recordings or registrations for filing in each governmental, municipal or other office. Such filings, recordings and registrations are all of the filings, recordings and registrations (including any filings required to be made in each relevant Intellectual Property Registry, in order to perfect the Security Interest in Collateral consisting of registrations of or applications for Patents, Trademarks and Copyrights) that are necessary to protect the validity of and to establish a legal, valid and perfected Security Interest in favor of the Collateral Agent (for the benefit of the Secured Parties) in respect of all Collateral (or, in the case of any filings, recordings or registrations to be made in any Intellectual Property Registry, in respect of all Collateral consisting of registrations of or applications for Patents, Trademarks and Copyrights) in which the Security Interest may be perfected by filing, recording or registration in the relevant jurisdiction. No further or subsequent filing, recording or registration is necessary in any such jurisdiction, except as provided under applicable law with respect to subsequently acquired Intellectual Property or with respect to filing of continuation statements and, with respect to any changes to a Grantor’s organizational structure, jurisdiction of organization or organizational documents, as required pursuant thereto in order for the Collateral Agent to continue to have at all times following each such change a legal, valid and perfected first-priority Security Interest in all the Collateral, subject to Permitted Liens.

Section 3.4	Security Interests

The Security Interest constitutes legal and valid security interests in all Collateral securing the payment and performance of the Secured Obligations. Subject to the completion of the filings described in Section 3.3 (including any fixture filings or any filings required to be made in any Intellectual Property Registry) and to value being given, the Security Interest is, and shall be, a legal, valid and perfected security interest in all Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States pursuant to the UCC or other applicable law, prior to any other Lien on any of the Collateral, other than Permitted Liens that have priority as a matter of law.

Section 3.5	Accounts Receivable

No Account Receivable constituting Collateral of an amount greater than $250,000 individually and $500,000 in the aggregate is evidenced by, or constitutes an Instrument or Chattel Paper that has not been delivered to, or otherwise subjected to the control (within the meaning of Section 9-105 of the UCC) of, the Collateral Agent to the extent required by, and in accordance with, Section 4.6.

Section 3.6	Pledged Collateral, Deposit Accounts

(a)	Schedule 3.6 hereto sets forth under the headings “Securities Accounts” and “Commodity Accounts,” respectively, all of the Securities Accounts and Commodity Accounts in which such Grantor has an interest. Such Grantor is the sole entitlement holder of each such Securities Account and Commodity Account and such Grantor has not consented to, and is not otherwise aware of, any person (other than the Collateral Agent pursuant to this Agreement) having “control” (as defined in Sections 8-106 and 9-106 of the UCC) over, or any other interest in, any such Securities Account or Commodity Account or any Securities or other property credited thereto, in each case subject to Permitted Liens.

(b)	Schedule 3.6 hereto sets forth under the heading “Deposit Accounts” all of the Deposit Accounts in which such Grantor has an interest and such Grantor is the sole account holder of each such Deposit Account and such Grantor has not consented to, and is not otherwise aware of, any person (other than the Collateral Agent pursuant to this Agreement) having “control” (as defined in Section 9-104 of the UCC) over, or any other interest in, any such Deposit Account or any money or other property deposited therein, in each case other than, and subject to, Permitted Liens (which schedule shall exclude any Deposit Accounts of Springstone, which accounts will be subject to Section 4.7(d)). Each Deposit Account listed on Schedule 3.6 hereto and designated with one to five asterisk(s), as applicable, is an Excluded Deposit Account on and as of the Effective Date.

(c)	Schedule 3.6 hereto sets forth under the heading “Pledged Notes” all of the Pledged Notes.

(d)	Schedule 3.6 hereto sets forth under the headings “Pledged Stock,” “Pledged Partnership Interests” and “Pledged LLC Interests,” respectively, all Pledged Stock, Pledged Partnership Interests and Pledged LLC Interests of such Grantor. The Pledged Stock, Pledged Partnership Interests and Pledged LLC Interests pledged hereunder by each Grantor constitute, as of the date hereof, that percentage of the issued and outstanding equity of all classes of each issuer thereof as set forth on Schedule 3.6 hereto. Schedule 3.6 hereto identifies any such Pledged Stock, Pledged Partnership Interests or Pledged LLC Interests that are represented by Certificated Securities.

(e)	All of the Pledged Stock, Pledged Partnership Interests and Pledged LLC Interests have been duly and validly issued and are fully paid and nonassessable.

(f)	As of the date hereof, no person other than such Grantor (or its agent or designee) or the Collateral Agent has “control” (as defined in Sections 8-106 and 9-106 of the UCC) over any Pledged Collateral of such Grantor and, other than the Pledged Partnership Interests and the Pledged LLC Interests that constitute General Intangibles, there is no Pledged Collateral other than (i) Pledged Collateral that is represented by Certificated Securities, Instruments or Tangible Chattel Paper that are (or will be) in the possession of the Collateral Agent (or its agent or designee) and (ii) Pledged Collateral held in a Control Account.

(g)	All Pledged Collateral consisting of Certificated Securities or Instruments has been delivered to the Collateral Agent (or its agent or designee).

(h)	There are no restrictions on transfer in the LLC Agreement governing any Pledged LLC Interests or in the Partnership Agreement governing any Pledged Partnership Interests or in any stockholders’ agreement or other similar agreement governing the Pledged Collateral which would limit or restrict (i) the grant of a security interest in the Pledged LLC Interests, the Pledged Partnership Interests or the Pledged Stock, (ii) the perfection of such security interest, (iii) the exercise of remedies in respect of such perfected security interest in the Pledged LLC Interests, the Pledged Partnership Interests or the Pledged Stock or (iv) the transfer of the Pledged LLC Interests, the Pledged Partnership Interests or the Pledged Stock, in each case as contemplated by this Agreement. Further, the terms of any Pledged LLC Interests and Pledged Partnership Interests either (i) expressly provide, and any certificates representing such Pledged LLC Interests or Pledged Partnership Interests expressly provide, that they are securities governed by Article 8 of the Uniform Commercial Code in effect from time to time in any jurisdiction, including, without limitation, the “issuer’s jurisdiction” (as such term is defined in the UCC in effect in such jurisdiction) of each issuer thereof, or (ii) (A) are not traded on securities exchanges or in securities markets, (B) are not “investment company securities” (as defined in Section 8-103(b) of the UCC and (C) do not provide, in the related LLC Agreement or Partnership Agreement, as applicable, certificates, if any, representing such Pledged LLC Interests or Pledged Partnership Interests, as applicable, or otherwise that they are securities governed by the Uniform Commercial Code of any jurisdiction.

(i)	To the knowledge of the relevant Grantor, each of the Pledged Notes constitutes the legal and valid obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

Section 3.7	Intellectual Property

(a)	As of the Effective Date and as of the end of each fiscal quarter of Borrower, Schedule 3.7 hereto (as such schedule may be amended or supplemented from time to time) sets forth a true and complete list of (i) all United States, state and foreign registrations of and applications for Patents, Trademarks and Copyrights owned by such Grantor, and (ii) all Patent Licenses, Trademark Licenses and Copyright Licenses pursuant to which such Grantor receives from any Person an exclusive license to any Patents, Trademarks or Copyrights that are material to such Grantor’s business.

(b)	Such Grantor is the sole and exclusive owner of the entire right, title, and interest in and to all Intellectual Property listed on Schedule 3.7 hereto (as such schedule may be amended or supplemented from time to time), except as may be disclosed from time to time on Schedule 3.7. Such Grantor owns or has the valid right to use all other Intellectual Property used or held for use in or necessary to conduct its business, free and clear of all Liens, claims and encumbrances, except for Permitted Liens and except where the failure to own or have the right to use such Intellectual Property would not reasonably be expected to result in a Material Adverse Effect.

(c)	All Intellectual Property owned or exclusively licensed by such Grantor is subsisting and has not been adjudged invalid or unenforceable, in whole or in part, nor, in the case of Patents, is any of the Intellectual Property the subject of a reexamination proceeding, and such Grantor has performed all acts and has paid all renewal, maintenance, and other fees and taxes required to maintain each and every registration and application of Intellectual Property owned by such Grantor and that is material to the business of any Grantor in full force and effect, in each case except where the same would not reasonably be expected to result in a Material Adverse Effect.

(d)	All Intellectual Property owned by such Grantor is valid and enforceable except where the same would not reasonably be expected to result in a Material Adverse Effect; no holding, decision, or judgment has been rendered in any action or proceeding before any court or administrative authority challenging the validity, enforceability or scope of, or such Grantor’s right to register, own or use, any Intellectual Property and no such action or proceeding is pending or, to the best of such Grantor’s knowledge, threatened in writing, in each case except where the same would not reasonably be expected to result in a Material Adverse Effect.

(e)	All registrations and applications for any Copyrights, Patents and Trademarks owned by such Grantor are standing in the name of such Grantor, and no material Trademarks, Patents, Copyrights or Trade Secrets have been exclusively licensed by such Grantor to any affiliate that is not a Grantor or to any third party, except as disclosed in Schedule 3.7 hereto (as such schedule may be amended or supplemented from time to time).

(f)	Such Grantor has taken commercially reasonable steps to protect the confidentiality of its Trade Secrets material to the business of such Grantor.

(g)

The conduct of such Grantor’s business does not infringe, misappropriate, dilute or otherwise violate any Trademark, Patent, Copyright, Trade Secret or other Intellectual Property right owned or controlled by any other Person in each case except where the same would not reasonably be expected to result in a Material Adverse Effect. To such Grantor’s knowledge, except as set forth on Schedule 3.7 hereto (as such schedule may be amended or supplemented from time to time), no claim has been made that the use of any Intellectual Property owned or used by such Grantor (or any of its respective licensees) infringes, misappropriates, dilutes or otherwise violates the Intellectual Property rights of any Person, and to such Grantor’s knowledge, no demand that such Grantor enter into a license or co-existence agreement has been made but not resolved, in each case, except where the same would not reasonably be expected to result in a Material Adverse Effect.

(h)	To such Grantor’s knowledge, no Person is infringing, misappropriating, diluting or otherwise violating, any rights in any Intellectual Property owned by such Grantor, except as would not reasonably be expected to result in a Material Adverse Effect.

(i)	Such Grantor has not made a previous assignment, sale, transfer or agreement constituting a future assignment, sale, transfer or agreement of any Intellectual Property that has not been terminated or released. There is no effective financing statement or other document or instrument now executed, or on file or recorded in any public office, granting a security interest in or otherwise encumbering any part of the Intellectual Property owned by such Grantor, other than (a) in favor of the Collateral Agent and (b) security interests permitted by the Credit Agreement.

SECTION 4

COVENANTS

Section 4.1	Change of Name; Place of Business

Unless a Grantor has given the Collateral Agent at least 10 days prior written notice, such Grantor will not change (i) its legal name, (ii) its jurisdiction of organization, (iii) the location of its chief executive office or “location” (within the meaning of Section 9-307 of the UCC), (iv) its type of organization or (v) its organizational identification number (if any) or federal employer identification number (if any). Each Grantor agrees to cooperate with the Collateral Agent in making all filings that are required in order for the Collateral Agent to continue at all times following any such change to have a legal, valid and perfected Security Interest (subject to Permitted Liens) in all the Collateral.

Section 4.2	Periodic Certification

In accordance with Section 5.01(f) of the Credit Agreement and from time to time as requested by the Collateral Agent following the occurrence and during the continuance of an Event of Default, each Grantor shall deliver to the Collateral Agent the information required by Section 5.01(f) of the Credit Agreement and a Security Supplement, together with all amendments or supplements to the schedules hereto.

Section 4.3	Protection of Security

Each Grantor shall, at its own cost and expense, take (a) any and all actions necessary or reasonably requested by the Collateral Agent to maintain the Security Interest of the Collateral Agent in the Collateral and the priority thereof against any Lien (except Permitted Liens) and (b)

all commercially reasonable actions to defend such Security Interest against the claims and demands of all persons, subject in each case to such claims or demands permitted by the Credit Agreement and the rights (if any) of such Grantor under the Loan Documents to dispose of, or settle claims with respect to, Collateral. Except as permitted by the Credit Agreement and the express rights (if any) of such Grantor under the Loan Documents to dispose of, or settle claims with respect to, Collateral, or otherwise consented to by the Collateral Agent, no Grantor shall take or cause to be taken any action that could be reasonably expected to impair the Collateral Agent’s Security Interest in the Collateral or its rights under this Agreement.

Section 4.4	Insurance

Each Grantor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) for the purpose of making, settling and adjusting claims in respect of the Collateral under Insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the Proceeds of such Insurance and for making all determinations and decisions with respect thereto; provided, however, that the Collateral Agent shall not take any of such actions until after the occurrence and during the continuance of an Event of Default. In the event that any Grantor at any time or times shall fail to obtain or maintain any of the Insurance required by the Credit Agreement or to pay any premium in whole or part relating thereto, the Collateral Agent may, without waiving or releasing any obligation or liability of such Grantor hereunder or without waiving any Event of Default, in its sole discretion and at such Grantor’s expense, obtain and maintain such Insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent deems advisable.

Section 4.5	Equipment and Inventory

(a)	Each Grantor hereby covenants and agrees that except as permitted by the Credit Agreement, it shall not deliver any Document evidencing any of its Equipment or Inventory to any person other than (i) the issuer of such Document to claim the Goods evidenced thereby, (ii) the Collateral Agent (or its agent or designee) or (iii) any other Grantor.

(b)	Each Grantor hereby covenants and agrees that, upon the occurrence and during the continuance of an Event of Default, such Grantor shall not permit any Equipment, Inventory or other Goods of such Grantor having a value greater than $250,000, individually, or $500,000, in the aggregate, to be in the possession or control of any third party (including warehousemen, bailees, agents or processors) at any time, unless such third party shall have been notified of the Collateral Agent’s Security Interest and such Grantor shall have used commercially reasonable efforts to obtain from such third party a written acknowledgement and agreement to hold such Equipment, Inventory or other Goods for the Collateral Agent’s benefit and subject to the Security Interest and the instructions of the Collateral Agent and to waive and release any Lien held by it with respect to such Equipment, Inventory or other Goods, whether arising by operation of law or otherwise. The requirements of this Section 4.5(b) shall not apply to Equipment, Inventory or other Goods in transit, out for repair or at other locations for purposes of onsite maintenance or repair, in each case in the ordinary course of the applicable Grantor’s business.

Section 4.6	Accounts Receivable

(a)	Each Grantor hereby covenants and agrees that it shall keep and maintain at its own cost and expense records of its Accounts Receivable, and its material dealings therewith, in each case consistent with such Grantor’s ordinary course of business and complete and accurate in all material respects. At any time following the occurrence and during the continuance of an Event of Default, upon the Collateral Agent’s request and at the expense of the relevant Grantor, such Grantor shall promptly (i) cause independent public accountants or others reasonably satisfactory to the Collateral Agent to furnish to the Collateral Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Accounts Receivable, (ii) deliver to the Collateral Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Accounts Receivable, including all original orders, invoices and shipping receipts and (iii) furnish to the Collateral Agent the contact information and other information regarding any Account Debtor under any Accounts Receivable.

(b)

The Collateral Agent shall have the right at any time following the occurrence and during the continuance of an Event of Default to notify (with a copy to the relevant Grantor), or require any Grantor to notify, any Account Debtor of the Collateral Agent’s Security Interest in the Accounts Receivable and any Supporting Obligation and the Collateral Agent may in such circumstances: (i) direct the Account Debtors under any Accounts Receivable to make payment of all amounts due or to become due to any Grantor thereunder directly to the Collateral Agent, (ii) notify, or require a Grantor to notify, each person maintaining a lockbox or similar arrangement to which Account Debtors under any Accounts Receivable have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to the Collateral Agent, (iii) communicate with obligors under the Accounts Receivable to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any Accounts Receivable and (iv) enforce, at the expense of any Grantor, collection of any such Accounts Receivable and to adjust, settle or compromise the amount or payment thereof. If the Collateral Agent notifies a Grantor that it has elected to collect the Accounts Receivable in accordance with the preceding sentence, any payments of Accounts Receivable received by such Grantor shall be deposited promptly (and in any event within two Business Days after the Collateral Agent notifies the Grantor of the account details of the Cash Collateral Account and accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit) by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent or in blank, if required, in a Cash Collateral Account maintained under the sole dominion and control of the Collateral Agent and until so turned over, all amounts and Proceeds (including cash, checks, non-cash items and other instruments) received by such Grantor in respect of the Accounts Receivable, any Supporting Obligation or Collateral Support shall be received in trust for the benefit of the Collateral Agent hereunder and shall be segregated from other funds of such Grantor and the Grantor shall not adjust, settle or compromise the amount or payment of any Accounts Receivable, or release wholly or partly any Account Debtor or obligor thereof, or allow any credit or discount thereon without the prior written consent of the Collateral Agent. All amounts and Proceeds while held by the Collateral Agent (or by a Grantor in trust for the Collateral Agent and the Secured Parties) shall continue to be held as collateral security for all of the Secured Obligations and shall not constitute payment thereof until applied as provided in Section 7.3 hereof.

(c)	With respect to any Accounts Receivable in excess of $250,000 individually or $500,000 in the aggregate that is evidenced by, or constitutes, Chattel Paper, each Grantor shall cause each originally executed copy thereof to be delivered to the Collateral Agent (or its agent or designee) appropriately indorsed to the Collateral Agent or indorsed in blank: (i) with respect to any such Accounts Receivable in existence on the date hereof, on or prior to the date hereof and (ii) with respect to any such Accounts Receivable hereafter arising, as soon as practicable, and in any event within ten days of such Grantor acquiring rights therein. With respect to any Accounts Receivable in excess of $250,000 individually or $500,000 in the aggregate that constitutes Electronic Chattel Paper, each Grantor shall take all steps necessary to give the Collateral Agent “control” (as defined in Section 9-105 of the UCC) over such Accounts Receivable (x) with respect to any such Accounts Receivable in existence on the date hereof, on or prior to the date hereof and (y) with respect to any such Accounts Receivable hereafter arising, within ten days of such Grantor acquiring rights therein. Any Accounts Receivable not otherwise required to be delivered or subjected to the control of the Collateral Agent in accordance with this Section 4.6 shall be delivered or subjected to such control upon the request of the Collateral Agent following the occurrence and continuance of an Event of Default.

Section 4.7	Pledged Collateral, Deposit Accounts

(a)	Except as permitted by the Credit Agreement, each Grantor hereby covenants and agrees that, without the prior written consent of the Collateral Agent, it shall not vote or take any other action to amend or terminate any Partnership Agreement, LLC Agreement, certificate of incorporation, by-laws or other organizational documents in any way that adversely affects the validity, perfection or priority of the Collateral Agent’s Security Interest. Each Grantor hereby covenants and agrees that, on or after the date hereof, without the prior written consent of the Collateral Agent, it will not designate or specify in any applicable document or contract that any of the Pledged LLC Interests or the Pledged Partnership Interests are governed by Article 8 of the UCC unless it shall cause certificates to be issued in respect of such Equity Interest and deliver such certificates to the Collateral Agent in accordance with the terms of Section 4.7(e)(iv) hereof.

(b)	Each Grantor will cause any Indebtedness held by such Grantor having a principal amount greater than $500,000 (other than (a) Member Promissory Notes and (b) Investment Property held through a Securities Intermediary, and intercompany Indebtedness among or between the Loan Parties) to be evidenced by a duly executed promissory note, bond, debenture or similar instrument that is pledged and delivered to the Collateral Agent pursuant to the terms hereof and, if required for perfection purposes, duly indorsed to the order of the Collateral Agent or in blank.

(c)	Each Grantor hereby covenants and agrees that, in the event it establishes or acquires rights in any Pledged Stock, Pledged Partnership Interests, Pledged LLC Interests (or any certificates or other instruments representing any of the foregoing), Securities Accounts, Commodity Accounts or Deposit Accounts (other than any Excluded Deposit Accounts) or any Deposit Account ceases to be an Excluded Deposit Account, in each case during any fiscal quarter of the Grantors ending after the date of this Agreement, such Grantor shall deliver to the Collateral Agent, not later than the delivery of the Compliance Certificate of such fiscal quarter (or such later date as is acceptable to the Collateral Agent in its sole discretion), a completed Security Supplement together with all supplements to the relevant schedules hereto, reflecting such new Pledged Stock, Pledged Partnership Interests, Pledged LLC Interests (or any certificates or other instruments representing any of the foregoing), Securities Accounts, Commodity Accounts or Deposit Accounts (with each Excluded Deposit Account listed in such supplements to the schedules hereto being indicated by one to five asterisk(s), as applicable). Notwithstanding the foregoing, it is understood and agreed that the Security Interest of the Collateral Agent shall attach to all Pledged Collateral, Securities Accounts, Commodities Accounts and Deposit Accounts (other than Excluded Deposit Accounts) immediately upon such Grantor’s acquisition of rights therein (or upon a Deposit Account ceasing to be an Excluded Deposit Account) and shall not be affected by the failure of such Grantor to deliver a supplement to Schedule 3.6 hereto as required hereby.

(d)	Each Grantor agrees that with respect to (x) any Securities Accounts, Commodity Accounts or Deposit Accounts (other than Excluded Deposit Accounts) listed on Schedule 3.6 hereto on the date of this Agreement, it will comply with the provisions of this Section 4.7(d) promptly and (y) any Pledged Collateral and any Securities Account, Commodities Account or Deposit Account (other than Excluded Deposit Accounts) not listed on Schedule 3.6 hereto on the date of this Agreement, it shall comply with the provisions of this Section 4.7(d) promptly, and in any event within 15 days (or, in the case of Securities Accounts, Commodity Accounts or Deposit Accounts (other than Excluded Deposit Accounts), 30 days) (or such later date as is acceptable to the Collateral Agent in its sole discretion) of such Grantor acquiring rights therein (or of any Deposit Account ceasing to be an Excluded Deposit Account), in each case in form and substance reasonably satisfactory to the Collateral Agent.

(i)	With respect to any Pledged Collateral consisting of Securities Accounts, Securities Entitlements, Commodity Accounts or Commodity Contracts it shall use commercially reasonable efforts to cause the Securities Intermediary or Commodity Intermediary, as applicable, maintaining such Securities Account, Securities Entitlement or Commodity Account to enter into a Control Account Agreement.

(ii)	(x) With respect to any Deposit Account, it will give notice to the Collateral Agent within 5 days of the opening of any such Deposit Account not listed on Schedule 3.6 hereto on the date hereof (and, to the extent applicable, indicating whether such Deposit Account is an Excluded Deposit Account) and (y) with respect to any Deposit Account that is not an Excluded Deposit Account, it shall use commercially reasonable efforts to cause the depositary institution maintaining such account to enter into a Deposit Account Control Agreement.

(iii)	With respect to an Excluded Deposit Account that is not a Clearing Account, it will ensure that the funds held in such account (x) remain segregated from other funds of such Grantor and (y) will at no point be commingled with any other funds of such Grantor, in both cases, including with the funds in the Fee Account.

(iv)	With respect to any Clearing Account, it will ensure that any fees and other similar payments (including origination payments) paid to any Grantor shall be transferred out of all Clearing Accounts and deposited into a Fee Account no less frequently than once per week; provided that following the occurrence and during the continuance of a Default, such funds shall be transferred out of all Clearing Accounts and deposited into a Fee Account at least once per Business Day.

(v)	With respect to any Pledged Collateral constituting Certificated Securities and any Instruments or Tangible Chattel Paper acquired or pledged on or after the date hereof, it shall deliver or cause to be delivered to the Collateral Agent (or its agent or designee) all such Certificated Securities, Instruments and Tangible Chattel Paper, stock powers duly executed in blank or other instruments of transfer reasonably satisfactory to the Collateral Agent and all other instruments and documents as the Collateral Agent may reasonably request or that are necessary to give effect to the pledge granted hereby.

(vi)

With respect to any Pledged Collateral constituting Uncertificated Securities, upon the reasonable request of the Collateral Agent, it shall cause the issuer thereof either (i) to register the Collateral Agent as the registered owner of such Uncertificated Security, upon original issue or registration of transfer or (ii) to promptly (but in any event within 30 days of such request) agree in writing with such Grantor and the Collateral Agent that such issuer will comply with instructions originated by the

Collateral Agent with respect to such Uncertificated Security without further consent of such Grantor, such agreement to be in form and substance reasonably satisfactory to the Collateral Agent.

(vii)	Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the right, without notice to the Grantors, to (A) transfer all or any portion of the Pledged Collateral to its name or the name of its nominee or agent and (B) exchange any certificates or Instruments representing any Investment Property for certificates or Instruments of smaller or larger denominations. Notwithstanding anything to the contrary set forth in any Deposit Account Control Agreement, Control Account Agreement or elsewhere, the Collateral Agent agrees not to deliver any notice of exclusive control (or equivalent) or similar instructions to any relevant depositary institution, Securities Intermediary or Commodity Intermediary (as applicable) unless an Event of Default has occurred and is continuing.

(e)	Voting and Distributions

(i)	So long as no Event of Default shall have occurred and be continuing:

(A)	except as otherwise provided in this Section 4.7 or elsewhere herein or in the Credit Agreement, each Grantor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Pledged Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement, the Credit Agreement or the other Loan Documents; unless the result thereof could reasonably be expected to materially and adversely affect the rights and remedies of any of the Secured Parties under this Agreement, the Credit Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same;

(B)	the Collateral Agent shall promptly execute and deliver (or cause to be executed and delivered) to each Grantor all proxies and other instruments as such Grantor may from time to time reasonably request for the purpose of enabling such Grantor to exercise the voting and other consensual rights when and to the extent that it is entitled to exercise the same pursuant to clause (f)(i)(A) above and to receive the cash Dividends that it is entitled to receive pursuant to clause (f)(i)(C) below; and

(C)

each Grantor shall be entitled to receive and retain any and all cash Dividends, interest, principal, distributions, Securities or other property paid on the Pledged Collateral to the extent and only to the extent that such cash Dividends, interest, principal, distributions, Securities or other property are permitted by, and otherwise paid in accordance with the terms and conditions of the Credit Agreement, the other Loan Documents and applicable loans. All noncash Dividends, interest, principal, distributions, Securities or other property, and all Dividends, interest, principal, distributions, Securities or other property paid or payable in cash or otherwise in connection with a partial or total liquidation or dissolution, return of capital, capital surplus or paid-in surplus, and all other distributions (other than distributions referred to in the preceding sentence) made on or in respect of the Pledged Collateral, whether paid or payable in cash or otherwise, whether resulting from a subdivision, combination or reclassification of the outstanding Stock of the issuer of any Pledged Collateral or received in exchange for Pledged Collateral or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Collateral without any further action. Such Grantor shall take all steps, if any, necessary or reasonably requested by the Collateral Agent pursuant to the terms of this Agreement to ensure that the Collateral Agent obtains a valid and perfected security interest in and, if applicable, “control” (as defined in Article 8 or Article 9 of the UCC, as applicable) over such noncash Dividends, interest, principal, distributions, Securities or other property (including delivery thereof to the Collateral Agent (or its agent or designee)) and pending any such action such Grantor shall be deemed to hold such noncash Dividends, interest, principal, distributions, Securities or other property in trust for the benefit of the Collateral Agent and, to the extent necessary to create and/or maintain the validity, perfection or priority of the Security Interest in such property shall be segregated from all other property of such Grantor.

(ii)	Upon the occurrence and during the continuance of an Event of Default:

(A)	all rights of the Grantors to exercise or refrain from exercising the voting and other consensual rights that they would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right to exercise such voting and other consensual rights; provided that, subject to the terms of the Credit Agreement, the Collateral Agent shall have the right from time to time following the occurrence and during the continuance of an Event of Default to permit the Grantors to exercise such rights;

(B)

in order to permit the Collateral Agent to exercise the voting and other consensual rights that it may be entitled to exercise pursuant hereto and to receive all Dividends, interest and other distributions that it may be entitled to receive hereunder: (1) the Grantors shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent (or its agent or designee) all proxies, Dividend payment orders and other instruments as the Collateral Agent may from time to time reasonably request and (2) each Grantor acknowledges that the Collateral Agent may utilize the power of attorney set forth in Section 6.1; and

(C)	all rights of the Grantors to Dividends, interest or principal that any Grantor is authorized to receive pursuant to clause (f)(i)(C) above shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such Dividends, interest or principal.

After all Event of Defaults have been cured or waived or the underlying notice (if applicable) has been rescinded, each Grantor will have the right to exercise the voting and consensual rights and powers that it would otherwise be entitled to exercise pursuant to the terms of clause (f)(i) above.

Section 4.8	Intellectual Property

(a)	In the case of any Collateral (whether now owned or hereafter acquired) consisting of registrations of or applications for U.S. Patents, Trademarks and Copyrights, each Grantor shall execute and deliver to the Collateral Agent short-form security agreements substantially in the form of Exhibit F-1, Exhibit F-2 or Exhibit F-3 (each, an “Intellectual Property Security Agreement”) covering all such Patents, Trademarks and Copyrights, respectively, in appropriate form for recordation with the United States Patent and Trademark Office or United States Copyright Office with respect to the Security Interest of the Collateral Agent.

(b)	In the event that any Grantor, either itself or through any agent, employee, licensee or designee, files or acquires a registration of or application for any U.S. Patent, Trademark or Copyright with the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any state or political subdivision of the United States, such Grantor shall (i)(A) with respect to such U.S. Patents and Trademarks, notify the Collateral Agent of such filing or acquisition by the end of the fiscal quarter in which such filing or acquisition occurred and (B) with respect to such U.S. Copyrights, notify the Collateral Agent of such filing or acquisition by the end of the calendar month in which such filing or acquisition occurred and (ii) deliver to the Collateral Agent a completed Security Supplement no later than forty-five (45) days after the end of the fiscal quarter in which such Grantor filed or acquired such registration or application, and, in each case, shall execute and deliver any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s Security Interest in such Patent, Trademark or Copyright, including an Intellectual Property Security Agreement.

(c)	Each Grantor shall use commercially reasonable efforts so as not to permit the inclusion in any Contract to which it hereafter becomes a party of any provision that could or may in any way materially impair or prevent the creation of a security interest in, or the assignment of, such Grantor’s rights and interests in any material Intellectual Property acquired under such Contract, other than customary provisions restricting assignment of, or sublicensing under, any licensing agreement entered into in the ordinary course of business.

(e)	Upon the occurrence and during the continuance of an Event of Default, each Grantor shall use commercially reasonable efforts to obtain all requisite consents or approvals by the licensor under each Copyright License, Patent License, Trademark License or Trade Secret License to effect the assignment of all of such Grantor’s right, title and interest thereunder to the Collateral Agent or its designee.

Section 4.9	Covenants in Credit Agreement

Each Grantor shall take, or refrain from taking, as the case may be, each action that is necessary to be taken or not taken, so that no breach of the covenants in the Credit Agreement pertaining to actions to be taken, or not taken, by such Grantor will result.

SECTION 5

FURTHER ASSURANCES; ADDITIONAL GRANTORS

Section 5.1	Further Assurances

(a)	Each Grantor agrees that from time to time, at its expense, it shall promptly execute and deliver to the Collateral Agent (or its agent or designee) all further instruments and documents and take all further action that the Collateral Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any Security Interest granted or purported to be granted hereby or to enable the Collateral Agent, upon the occurrence and during the continuance of an Event of Default, to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, such Grantor shall:

(i)	execute, acknowledge, deliver or cause to be duly filed (as applicable) all such further instruments, documents, endorsements, powers of attorney or notices, and take all such actions as the Collateral Agent may reasonably deem necessary (by notice to such Grantor) or from time to time reasonably request, to preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interests and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith;

(ii)	take all actions the Collateral Agent may reasonably deem necessary (by notice to such Grantor) or from time to time reasonably request, to ensure the recordation of appropriate evidence of the Security Interest granted hereunder in the Intellectual Property owned by the Grantor with any Intellectual Property Registry in which said Intellectual Property is registered or in which an application for registration is pending; and

(iii)	at the Collateral Agent’s request, appear in and defend any action or proceeding that could reasonably be expected to adversely affect such Grantor’s title to or the Collateral Agent’s Security Interests in all or any part of the Collateral.

(b)	All instruments, agreements or other documents executed, authorized or delivered pursuant to Section 5.1(a) shall contain terms and conditions no more onerous or burdensome with respect to any Grantor than the terms and provisions of this Agreement. Without limiting the generality of the foregoing, each Grantor hereby authorizes the Collateral Agent, with notice thereof to such Grantor, to supplement this Agreement by supplementing the schedules hereto or adding additional schedules hereto to identify specifically any asset or item of Collateral that constitutes Copyrights, Patents or Trademarks or any exclusive inbound licenses to the foregoing; provided, however, that such Grantor shall have the right, exercisable within ten Business Days after notice by the Collateral Agent with respect to such Collateral, to advise the Collateral Agent in writing of any inaccuracy of the representations and warranties made by such Grantor hereunder with respect to such Collateral (in which event such inaccuracy shall be deemed to be corrected).

(c)	Each Grantor hereby authorizes the Collateral Agent, at the expense of the Grantor, to file a Record or Records, including financing statements, continuation statements and, in each case, amendments thereto, in all United States jurisdictions and with all filing offices as the Collateral Agent may determine, in its reasonable discretion, are necessary or advisable to perfect (or release) the Security Interest granted to the Collateral Agent herein, without the signature of such Grantor. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of the Collateral that describes such property in any other manner as the Collateral Agent may determine, in its reasonable discretion, is necessary, advisable or prudent to ensure the perfection of the Security Interest in the Collateral granted to the Collateral Agent herein, including describing such property as “all assets, whether now owned or hereafter acquired” or “all personal property, whether now owned or hereafter acquired” or words of similar import. The Collateral Agent agrees to make available copies of all such Records to the applicable Grantor upon the recordation thereof by each applicable filing office. Each Grantor agrees that a photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed as a financing statement in the jurisdictions listed in Schedule 3.3 hereto.

Section 5.2	Additional Grantors

From time to time subsequent to the date hereof, additional persons may become parties hereto as additional Grantors (each, an “Additional Grantor”) by executing a Joinder Agreement. Upon delivery of any such Joinder Agreement to the Collateral Agent, notice of which is hereby waived by the Grantors, each Additional Grantor shall be a Grantor and shall be as fully a party hereto as if such Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of the Collateral Agent not to cause any Subsidiary to become an Additional Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other person becomes or fails to become or ceases to be a Grantor hereunder.

SECTION 6

COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT

Section 6.1	Power of Attorney

Each Grantor hereby irrevocably makes, constitutes and appoints the Collateral Agent (and all duly authorized officers or agents designated by the Collateral Agent) as such Grantor’s true and lawful agent, proxy and attorney-in-fact, with full power and authority in the place and stead of such Grantor and in the name of such Grantor, the Collateral Agent or otherwise, from time to time in the Collateral Agent’s reasonable discretion, to take any and all actions and to execute any and all instruments and documents that the Collateral Agent may deem reasonably necessary to accomplish the purposes of this Agreement, including but not limited to the following:

(a)	upon the occurrence of an Event of Default which is continuing,

(i)	to receive, endorse, assign, collect and deliver any and all notes, acceptances, checks, drafts, money orders or other instruments, documents and Chattel Paper or other evidences of payment relating to the Collateral;

(ii)	to ask for, demand, collect, sue for, recover, compound, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral;

(iii)	to sign the name of such Grantor on any invoice, Document, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices or other document relating to any of the Collateral;

(iv)	to send verifications of Accounts Receivable or Contracts to any Account Debtor or parties to the Contracts, as applicable;

(v)	to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral;

(vi)	to settle, compromise, compound, adjust or defend any claims, actions, suits or proceedings relating to all or any of the Collateral;

(vii)	to notify and direct, or to require such Grantor to notify and direct, Account Debtors or parties to the Contracts to make payment directly to the Collateral Agent or as the Collateral Agent shall direct;

(viii)	to exercise the right to vote the Pledged Stock, Pledged LLC Interests and Pledged Partnership Interests, and all other rights, powers, privileges and remedies to which a holder of such Pledged Collateral would be entitled (including without limitation giving or withholding written consents of stockholders, calling special meetings of stockholders and voting at such meetings), with full power of substitution to do so; and such proxy shall be effective automatically and without the necessity of any action (including any transfer of any Pledged Stock, Pledged LLC Interests or Pledged Partnership Interests on the record books of the issuer thereof) by any Person (including the issuer of the Pledged Stock, Pledged LLC Interests or Pledged Partnership Interests, or any officer or agent thereof);

(ix)	to collect and receive all cash dividends, interest, principal and other distributions made on the Pledged Stock, Pledged LLC Interests or Pledged Partnership Interests;

(x)	to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral;

(xi)	to prepare, sign and file for recordation in any Intellectual Property Registry, appropriate evidence of the Security Interest granted herein in Intellectual Property in the name of such Grantor as assignor;

(xii)	to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including to pay or discharge Taxes or Liens (other than Permitted Liens) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Collateral Agent in its discretion, any such payments made by the Collateral Agent to become obligations of such Grantor to the Collateral Agent, due and payable immediately without demand; and

(xiii)

generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Collateral Agent’s option and such Grantor’s expense, at any time or from time to time, all acts and things that the Collateral Agent deems reasonably necessary to protect, preserve or realize upon the

Collateral and the Collateral Agent’s Security Interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do, and

(b)	to prepare, execute and file Records (including UCC financing statements) as further described in Section 5.1(c).

Section 6.2	No Duty on the Part of Collateral Agent or Secured Parties

Notwithstanding any other provision of this Agreement, nothing herein contained shall be construed as requiring or obligating the Collateral Agent, any other Secured Party or any of their respective officers, directors, employees or agents to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent or any other Secured Party, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby, and no action taken or omitted to be taken by the Collateral Agent, any other Secured Party or any of their respective officers, directors, employees or agents with respect to the Collateral or any part thereof shall give rise to any defense, counterclaim or offset in favor of any Grantor or to any claim or action against the Collateral Agent, any other Secured Party or any of their respective officers, directors, employees or agents. It is understood and agreed that the appointment of the Collateral Agent as the agent and attorney-in-fact of each Grantor for the purposes set forth above is coupled with an interest and is irrevocable as to each Grantor until this Agreement is terminated and all Security Interests created hereby with respect to the Collateral of such Grantor are released. The provisions of this Section 6.2 shall in no event relieve any Grantor of any of its obligations hereunder or under any other Loan Document with respect to the Collateral or any part thereof or impose any obligation on the Collateral Agent, any other Secured Party or any of their respective officers, directors, employees or agents to proceed in any particular manner with respect to the Collateral or any part thereof, or in any way limit the exercise by the Collateral Agent, any other Secured Party or any of their respective officers, directors, employees or agents of any other or further right that it may have on the date of this Agreement or hereafter, whether hereunder, under any other Loan Document, by law or otherwise. The Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to the Grantors for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

Section 6.3	Authority, Immunities and Indemnities of Collateral Agent

Each Grantor acknowledges, and, by acceptance of the benefits hereof, each Secured Party agrees, that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as among the Secured Parties, be governed by the Credit Agreement and that the Collateral Agent shall have, in respect thereof, all rights, remedies, immunities and indemnities granted to it in the Credit Agreement. By acceptance of the benefits hereof, each Secured Party that is not a Lender agrees to be bound by the provisions of the Credit Agreement applicable to the Collateral Agent, including Article IX thereof, as fully as if such Secured Party were a Lender. The Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 7

REMEDIES

Section 7.1	Remedies Upon Event of Default

(a)	Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral) or any other applicable law, and without limiting the foregoing, also may pursue any of the following separately, successively or simultaneously:

(i)	with respect to any Collateral consisting of Intellectual Property, on demand, each Grantor shall (A) execute and deliver to the Collateral Agent an assignment or assignments in favor of the Collateral Agent, its designee or in blank, of such Grantor’s rights in any such Collateral, in recordable form with respect to those items of such Collateral consisting of registered or applied-for Patents, Trademarks and Copyrights, and such other documents as are necessary or appropriate to carry out the intent and purposes hereof and/or (B) license or sublicense, whether general, special or otherwise, and whether on an exclusive or non-exclusive basis, any such Collateral throughout the world on such terms and conditions and in such manner as the Collateral Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers cannot be obtained);

(ii)	require a Grantor to, and each Grantor hereby agrees that it shall at its expense and promptly upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent that is reasonably convenient to both parties;

(iii)	with or without legal process and with or without prior notice or demand for performance, to take possession of the Collateral and to enter without breach of the peace any premises owned or leased by the Grantors where the Collateral may be located for the purpose of taking possession of or removing the Collateral;

(iv)	prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent the Collateral Agent deems appropriate;

(v)	exercise dominion and control over, issue a notice of exclusive control with respect to and refuse to permit further withdrawals (whether of money, securities, instruments or other property) from any Cash Collateral Account maintained with the Collateral Agent constituting part of the Collateral, it being acknowledged by the Collateral Agent that a notice of exclusive control will be issued by the Collateral Agent only upon the occurrence and during the continuance of an Event of Default;

(vi)	without prior notice except as specified below, sell, assign, lease, license (on an exclusive or non-exclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale or at any broker’s board or on any securities exchange, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Collateral Agent may deem reasonable; provided that (A) the Collateral Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, (B) upon consummation of any such sale the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold, (C) each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and (D) each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay, valuation and appraisal that such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted;

(vii)	with respect to any Collateral consisting of contracts or agreements, the Collateral Agent may notify or require a Grantor to notify any counterparty to such contract or agreement to make all payments thereunder directly to the Collateral Agent; and

(viii)	each Grantor hereby agrees to cause the issuer of any Pledged Collateral to reflect the right of the Collateral Agent to vote such Pledged Collateral in the applicable books and records of such Grantor (including any share register of such Grantor).

(b)	The Collateral Agent or any other Secured Party may be the purchaser of any or all of the Collateral at any sale thereof and the Collateral Agent, as collateral agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale.

(c)	Each Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under the UCC or other applicable law, any notice made shall be deemed reasonable if sent to such Grantor or the Borrower, addressed as set forth in the notice provisions of the Credit Agreement, at least ten days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times during ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and the Grantors shall not be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose upon the Collateral and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Each Grantor hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree.

(d)	If the Proceeds of any sale or other disposition of the Collateral are insufficient to pay the entire outstanding amount of the Secured Obligations, the Grantors shall be jointly and severally liable for deficiency. Each Grantor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Collateral Agent, that the Collateral Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against the Grantors, and the Grantors hereby waive and agree not to assert any defenses in an action for specific performance of such covenants except for a defense that no defense that no Event of Default has occurred or is continuing under the Credit Agreement. Nothing in this Section shall in any way alter the rights of the Collateral Agent hereunder.

(e)	The Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. The Collateral Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(f)	The Collateral Agent shall have no obligation to marshal any of the Collateral.

Section 7.2	Intellectual Property

For the purpose of enabling the Collateral Agent to exercise rights and remedies under Section 7.1 at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent an irrevocable (during the term of this Agreement), non-exclusive license (exercisable without payment of royalty or other compensation to the Grantors), subject, in the case of Trademarks, to sufficient rights to quality control in favor of such Grantor to avoid the risk of invalidation of such Trademarks, to use or otherwise exploit, including the right to grant sublicenses, any of the Collateral consisting of Intellectual Property now owned, used or held for use or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof. For the sake of clarity, any license, sublicense or other transaction entered into by the Collateral Agent in accordance with this Section 7.2 shall be binding upon the Grantors notwithstanding any subsequent rescission or cure of an Event of Default or the termination of this Agreement.

Section 7.3	Application of Proceeds

At such intervals as may be agreed upon by the Borrower and the Collateral Agent, or, if and whenever any Event of Default has occurred and is continuing, the Collateral Agent shall apply all or any part of Proceeds constituting Collateral, whether or not held in any Cash Collateral Account, any Securities Account or any Deposit Account, and any proceeds of the guarantee as set forth in Section 8.02 of the Credit Agreement.

Section 7.4	Securities Act, Etc.

(a)	Each Grantor understands that compliance with United States federal securities laws, including but not limited to the Securities Act, might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable “blue sky” laws or other state securities laws or similar laws analogous in purpose or effect. Each Grantor recognizes that in light of such restrictions and limitations the Collateral Agent may, with respect to any sale of the Pledged Collateral, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account, for investment, and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Collateral Agent, in its sole and absolute discretion exercised in good faith, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under United States federal securities laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Collateral Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Collateral Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section 7.4 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices might exceed substantially the price at which the Collateral Agent sells.

(b)

If the Collateral Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to Section 7.1, and if in the reasonable opinion of the Collateral Agent it is necessary or advisable to have the sale of the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will use commercially reasonable efforts (i) to cause the issuer thereof to execute and deliver, and cause the directors and officers of such issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the reasonable opinion of the Collateral Agent, necessary or advisable to register the sale of Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) to cause the registration statement relating thereto to become effective and to remain effective for a period of six months from the date of the first public offering of the Pledged Stock, or that portion thereof to be sold and (iii) to make all amendments thereto and/or to the related prospectus which, in the reasonable opinion of the

Collateral Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Grantor agrees to use commercially reasonable efforts to cause such issuer to comply with the provisions of the applicable “blue sky” laws or other state securities laws or similar laws analogous in purpose or effect of any and all jurisdictions which the Collateral Agent shall reasonably designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

(c)	Each Grantor agrees to use commercially reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant hereto valid and binding and in compliance with any and all other applicable laws. Each Grantor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Collateral Agent, that the Collateral Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against the Grantors, and the Grantors hereby waive and agree not to assert any defenses in an action for specific performance of such covenants except for a defense that no Event of Default has occurred or is continuing under the Credit Agreement. Nothing in this Section shall in any way alter the rights of the Collateral Agent hereunder.

SECTION 8

STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM

The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Grantors or otherwise.

SECTION 9

MISCELLANEOUS

Section 9.1	Notices

All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.01 of the Credit Agreement.

Section 9.2	Security Interest Absolute

All rights of the Collateral Agent hereunder, the Security Interest and all obligations of the Grantors hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on collateral other than the Collateral, or any release or amendment or waiver of or consent under or departure from any Collateral Document or guarantee securing or guaranteeing all or any of the Secured Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Grantors in respect of the Secured Obligations or this Agreement (other than the indefeasible payment in full in cash of the Secured Obligations).

Section 9.3	Survival of Agreement

All covenants, agreements, representations and warranties made by the Grantors herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall survive the execution and delivery hereof and be considered to have been relied upon by the Secured Parties and shall survive the making by the Secured Parties of any Borrowing, regardless of any investigation made by the Secured Parties or on their behalf, and shall continue in full force and effect until this Agreement shall terminate.

Section 9.4	Binding Effect

This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that no Grantor may assign or otherwise transfer any of its rights or obligations hereunder or any interest in the Collateral (and any such assignment or transfer shall be null and void) except as expressly contemplated by this Agreement or the Credit Agreement.

Section 9.5	Successors and Permitted Assigns

This Agreement will be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of each of the parties hereto and each of the Secured Parties and their respective successors and permitted assigns, and nothing herein, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns and, to the extent expressly contemplated hereby or the Credit Agreement, Affiliates of each of the Agents and Lenders and other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement or any Collateral. All references to any Loan Party will include any Loan Party as debtor-in-possession and any receiver or trustee for such Loan Party in any insolvency, bankruptcy or similar proceeding.

Section 9.6	Collateral Agent’s Fees and Expenses; Indemnification

This Agreement incorporates herein the indemnity and reimbursement provisions set forth in the Credit Agreement as if such provisions were set forth herein, mutatis mutandis.

Section 9.7	Applicable Law

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

Section 9.8	Waivers; Amendment

(a)	No failure or delay on the part of the Collateral Agent to exercise any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege, or any abandonment or discontinuance of steps to enforce such a power, right or privilege, preclude any other or further exercise thereof or the exercise of any other power, right or privilege. The powers, rights, privileges and remedies of the Collateral Agent and the other Secured Parties hereunder and under the other Loan Documents are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Loan Documents or any of the Secured Swap Agreements. No waiver of any provisions of this Agreement or any other Loan Document or consent to any departure by the Grantors therefrom shall in any event be effective unless the same shall be permitted by paragraphs (b) or (c) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Grantor in any case shall entitle such Grantor or any other Grantor to any other or further notice or demand in similar or other circumstances.

(b)	Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Grantors, subject to any consent required in accordance with the Credit Agreement, except that Schedule 3.7 hereto shall be deemed amended and supplemented by any information set forth from time to time in a Security Supplement delivered by any Grantor to the Collateral Agent without the requirement of any consent of, or agreement in writing of, the Collateral Agent.

(c)	Notwithstanding the foregoing, the Collateral Agent may, with the consent of the Grantors and without the consent of any Lender, Secured Party or other person, amend, modify or supplement this Agreement in writing to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender.

Section 9.9	Waiver of Jury Trial

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR ANY TRANSACTIONS PROVIDED HEREUNDER OR CONTEMPLATED HEREBY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT OR ANY TRANSACTION PROVIDED HEREUNDER OR CONTEMPLATED HEREBY, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH PARTY HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH PARTY WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.9 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER WILL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 9.10	Severability

In case any provision in or obligation under this Agreement is invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, will not in any way be affected or impaired thereby.

Section 9.11	Counterparts; Effectiveness

This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered will be deemed an original, but all such counterparts together will constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement will become effective upon the execution and delivery of a counterpart hereof by each of the parties hereto. Delivery of an executed signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof. The Collateral Agent may also require that any such facsimile or electronic transmission signatures be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or electronic transmission signature delivered.

Section 9.12	Section Headings

Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 9.13	Consent to Jurisdiction and Service of Process

SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY GRANTOR ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OBLIGATIONS HEREUNDER, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH GRANTOR, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY:

(A)	ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS HEREUNDER GOVERNED BY LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT HERETO);

(B)	WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(C)	AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH GRANTOR AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 9.1;

(D)	AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH GRANTOR IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

(E)	AGREES THAT THE COLLATERAL AGENT AND THE SECURED PARTIES RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST SUCH GRANTOR IN THE COURTS OF ANY OTHER JURISDICTION; AND

(F)	AGREES THAT THE PROVISIONS OF THIS SECTION 9.13 RELATING TO JURISDICTION AND VENUE WILL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

Section 9.14	Termination, Release

(a)	This Agreement, the Security Interest and all other security interests granted hereby shall terminate when all Obligations (other than contingent indemnification obligations for which no claim has been made) have been paid in full (or, in the case of Secured Swap Agreements, cash collateralized in a manner, and pursuant to documentation, satisfactory to the Administrative Agent) and all Commitments and New Commitments have terminated or expired .

(b)	A Grantor shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Grantor shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Grantor ceases to be a Subsidiary or a Restricted Subsidiary of the Borrower.

(c)	Upon any sale or other transfer by any Grantor of any Collateral that is permitted under the Credit Agreement, or upon the effectiveness of any written consent to the release of the Security Interest granted hereby in any Collateral pursuant to the Credit Agreement or this Agreement, the Security Interest in such Collateral shall be automatically released.

(d)

In connection with any termination or release pursuant to paragraph (a), (b) or (c) of this Section 9.14, the Collateral Agent shall execute and deliver to any Grantor at such Grantor’s expense, all UCC termination statements, releases and similar documents that such Grantor shall reasonably request to evidence such termination or release. Any execution and delivery of termination statements, releases, or other documents pursuant to this Section 9.14 shall be without recourse to or warranty by the Collateral Agent.

IN WITNESS WHEREOF, the Grantors and the Collateral Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

LENDINGCLUB CORPORATION, as Grantor

By:	/S/ CARRIE DOLAN
	Name:	Carrie Dolan
	Title:	Chief Financial Officer

LC ADVISORS, LLC, as Grantor

By:	/S/ CARRIE DOLAN
	Name:	Carrie Dolan
	Title:	Chief Financial Officer

Signature Page – Pledge and Security Agreement